EXHIBIT 16.2



July 31, 2003

Mr. Stephen Wien
President
Wien Group Inc.
525 Washington Blvd.
Jersey City NJ

Dear Steve:

This is to confirm that the client-auditor relationship between Wien Group Inc. (Commission File No. 333-86258) and Lilling & Company LLP has ceased.

Very truly yours,


     /s/
Lilling & Company LLP

cc: Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549